1105 Peters Road
                                                    Harvey, Louisiana 70058
                                                             (504) 362-4321
                                                         Fax (504) 362-1818
                                                                NASDAQ:SESI

FOR IMMEDIATE RELEASE     FOR FURTHER INFORMATION CONTACT:
                          Robert Taylor, Chief Financial Officer,
                          504-362-4321
                          Greg Rosenstein, Director of Investor Relations,
                          504-362-4321

              SUPERIOR ENERGY SERVICES COMPLETES ACQUISITION
                    OF INTERNATIONAL SNUBBING SERVICES

(Harvey, LA, Thursday, October 19, 2000) Superior Energy Services, Inc. (NASDAQ: SESI) today announced the completion of its previously announced acquisition of International Snubbing Services, Inc. (ISS) and its affiliated companies.

ISS is an international provider of well services, including hydraulic workover, drilling and well control services. ISS has a fleet of 11 hydraulic workover and drilling units and also manufactures and markets its own hydraulic units and related equipment for its drilling and well service operations. Headquartered in Arnaudville, La., ISS is currently operating offshore Australia, Europe, Trinidad, Venezuela and the United States, and has working agreements to operate in the North Sea and Brunei.

  "ISS  is  an  innovative   company   that   has   successfully   expanded
internationally as a result of leading edge equipment, experienced personnel and strong customer relationships," said Terry Hall, President and CEO of Superior Energy Services. "The company's workover and drilling units can operate on a stand-alone basis or can be bundled with Superior's other well services to give energy producers worldwide efficient alternatives for their workover, drilling, and well remediation needs."

Superior Energy Services, Inc. provides a broad range of specialized oilfield services and equipment primarily to major and independent oil and gas companies engaged in the exploration, production and development of oil and natural gas properties offshore in the Gulf of Mexico and throughout the Gulf Coast region. These services and equipment include the rental of liftboats, rental of specialized oilfield equipment, electric and mechanical wireline services, well plug and abandonment services, coiled tubing services and engineering services. Additional services provided include contract operating and supplemental labor, offshore construction and maintenance services, offshore and dockside environmental cleaning services, the manufacture and sale of drilling instrumentation and the manufacture and sale of oil spill containment equipment.

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 which involve known and unknown risks, uncertainties and other factors. Among the factors that could cause actual results to differ materially are: volatility of the oil and gas industry, including the level of exploration, production and development activity; risks associated with the Company's rapid growth; changes in competitive factors and other material factors that are described from time to time in the Company's filings with the Securities and Exchange Commission. Actual events, circumstances, effects and results may be materially different from the results, performance or achievements expressed or implied by the forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by Superior or any other person that the projected outcomes can or will be achieved.

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